                                                                                                          Exhibit 12

                                                        THE BEAR STEARNS COMPANIES INC.
                                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (In thousands, except for ratio)
                      (Unaudited)   (Unaudited)
                     Three Months  Three Months  Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                         Ended         Ended        Ended           Ended           Ended           Ended          Ended
                     September 27, September 29, June 30, 1996   June 30, 1995   June 30, 1994   June 30, 1993  June 30, 1992
                         1996          1995

Earnings before taxes
 on income             $178,517     $  156,410    $  834,926     $  388,082      $  642,799      $  614,398      $  507,625

Add: Fixed Charges
     Interest           547,469        456,945     1,981,171      1,678,515       1,023,866         710,086         834,859
     Interest factor
      in rents            6,514          6,459        25,672         24,594          21,772          20,084          20,874

 Total fixed charges    553,983        463,404     2,006,843      1,703,109       1,045,638         730,170         855,733

Earnings before
 fixed charges and
 taxes on income       $732,500     $  619,814    $2,841,769     $2,091,191      $1,688,437      $1,344,568      $1,363,358

Ratio of earnings to
 fixed charges              1.3            1.3           1.4            1.2             1.6             1.8             1.6
